EXHIBIT 10(z)
                                    AGREEMENT

      AGREEMENT by and between FLEET FINANCIAL GROUP, INC., a Rhode Island corporation (the "Company"), and TERRENCE MURRAY (the "Executive"), dated as of December 17, 1997.

      WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement as part of a retention strategy for the Executive and in recognition of his invaluable contributions to the Company's success in developing, implementing and managing the strategy of growth and diversification.

      NOW THEREFORE, the Company and the Executive agree as follows:

      1. Relationship to Restated Agreement. The Company and the Executive have entered into a certain Amended and Restated Agreement dated as of the 15th day of October, 1997 (the "Restated Agreement"), a copy of which is attached hereto. This Agreement does not replace the Restated Agreement (or any other agreements between the Company and the Executive). All provisions of the Restated Agreement will continue in full force and effect, in accordance with their terms.

      2. Retirement Stock Units.

      (a) Award. The Company hereby makes an immediate award of 825,000 Retirement Stock Units (individually an "RSU" and collectively the "RSUs") to the Executive. Following exercise as provided herein, each RSU evidences a right to receive a cash payment equal to the RSU's Exercise Value. The "Exercise Value" of an RSU is the difference between its Award Value and its Termination Value. The "Award Value" is $74.03, the average price of one share of Company common stock on December 17, 1997, and the "Termination Value" of an RSU is the average price of one share of Company common stock on the date of exercise of such RSU.

            The number of RSU's awarded hereunder and the Award Value will be appropriately adjusted to reflect any increase or decrease in the number of issued shares of common stock of the Company resulting from subdivision or consolidation of shares or other capital adjustments, payment of a stock dividend, or any other increase or decrease in the number of issued shares effected without the receipt of consideration by the Company.

      (b) Vesting. The Executive will be vested in RSU's awarded hereunder only in accordance with the provisions of this subsection (b).

      (i) If the Executive is still an employee of the Company (or any of its affiliates) on August 1, 2001, or if prior to August 1, 2001 the Executive terminates employment with the Company because of involuntary termination by the Company without Cause, the Executive will be fully vested in all RSUs awarded hereunder.

      (ii) If, prior to August 1, 2001, the Executive terminates employment with the Company because of the Executive's death, Disability, or voluntary termination of employment by the Executive for Good Reason, the Executive shall be vested in a fraction of the total number of RSUs awarded. The numerator of the fraction will be the number of days between December 17, 1997 and the date of the Executive's termination of employment, and the denominator will


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

      be 1323 (the total number of days between December 17, 1997 and August 1, 2001). Notwithstanding the foregoing, the Human Resources and Planning Committee of the Board (the "Committee", which shall include any successor committee of the Board performing the functions of the Human Resources and Planning Committee) may increase (but may not decrease) the number of RSUs that are vested upon any such termination.

      (iii) If, prior to August 1, 2001, the Executive terminates employment with the Company because of involuntary termination by the Company for Cause or voluntary termination of employment by the Executive without Good Reason, the Executive will not be vested in any RSUs awarded, and all RSUs awarded to the Executive hereunder will be forfeited.

      (iv) If a Change-in-Control of the Company occurs prior to the termination of the Executive's employment with the Company, all RSUs will immediately become fully vested and will not thereafter be subject to forfeiture for any reason. For this purpose, a "Change-in-Control of the Company" has the same definition as is found in Section 2 of the Restated Agreement (as in effect on the date hereof).

      (v) "Cause" is defined as (A) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company, (B) repeated violations by the Executive of the Executive's obligations under Section 4(a) of the Restated Agreement (as in effect on the date hereof) which are demonstrably willful and deliberate on the Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company, or (C) the conviction of the Executive of a felony involving moral turpitude. No act or acts by the Executive described in clause (A) or (B) of the preceding sentence will constitute Cause unless so determined by the affirmative vote of 60% or more of the members of Company's Board after the Executive has been provided with an opportunity to present to the Board the Executive's formal explanation of the act or acts at issue; and no such act or acts shall constitute Cause if such conduct shall cease, and in the case of any funds obtained by the Executive through acts described in such clause (A) such funds have been restored to the Company, within 15 days after the Executive has received written notice of the Board's determination. "Good Reason" is defined as
      (A) a material reduction in the Executive's base compensation, (B) the Executive, by action of the Company, no longer holds the title and exercises the duties and authorities of one of the following, Chairman, Chief Executive Officer or President of the Company, or (C) a material breach of this Agreement by the Company occurs and is not reversed within 15 days after written notice from the Executive to the Company. "Disability" has the same definition as is found in Section 5(a) of the Restated Agreement (as in effect on the date hereof); and the date of the Executive's termination of


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

      employment due to Disability hereunder will be the same as the "Disability Effective Date" as defined in such Section 5(a).

      (c) Exercise and Payment of RSUs.

      (i) Any vested RSUs may be exercised beginning on the date that such RSUs vest and ending on a date one year after the Executive's termination of employment with the Company (and all of its affiliates). Any vested RSUs that have not previously been exercised will be deemed to have been exercised on the business day coinciding with or next preceding the date one year after the Executive's termination of employment with the Company (and all of its affiliates) if the Exercise Value on such date is positive; if the Exercise Value on such date is negative, the unexercised RSUs will expire. RSUs must be exercised by either the Executive, or the Executive's guardian or legal representative (in the event of the Executive's incompetency), or the Executive's executor or administrator (in the event of the Executive's death), or by any of the transferees identified in subsection (d) next below ("Permitted Transferees") with respect to any RSUs transferred to such a Permitted Transferee.

      Vested RSUs will be exercised by signed written notice to the Company stating the number of RSUs exercised and the date of exercise, which may be any date not earlier than the date that such notice is filed with the Company and not later than the date one year after the Executive's termination of employment with the Company (and all of its affiliates).

      (ii) Subject to subsection (iii) below, the amount payable in respect any RSU exercised hereunder shall be payable in cash on the later of (A) a date that is as soon as practicable after exercise or (B) the Executive's 62nd birthday. Notwithstanding the preceding sentence, the person holding an RSU may elect that payment of such amount will either (A) be deferred to a specified date or (B) be paid pursuant to a specified installment schedule, provided that, to be effective, any such election must be made at least one year before the date that payment would have been due under the preceding sentence absent the election. The deferred payment date or the last installment payment date cannot be later than 11 years from the date payment would have been made had no deferral or installment schedule election been made. Any such election must be in writing, signed by the person holding the RSU, and filed with the Company. The amount payable in respect of any exercised RSU shall, if not paid immediately, earn interest starting on the day after the exercise date and ending on the day before payment; such interest will be at the prime rate of Fleet National Bank (or its successor) in effect from time to time.

      If in connection with the exercise of RSUs the Executive or a Permitted Transferee made a deferral or installment schedule election under the preceding paragraph, and he incurs a serious financial hardship, such person may apply to the Committee for an accelerated distribution of the amount needed to alleviate the financial hardship. The Committee in its discretion may approve such request, and the Company will then pay the amount approved as soon as practicable. For this purpose, financial hardship will be limited to unexpected and unreimbursed major expenses resulting from illness or injury to person or casualty to property, or other types of unforeseeable and unreimbursed major expenses that would not normally be budgetable; financial hardship will not include foreseeable expenses such as cost of purchase of a residence (including down payment), college or university expenses, or similar expenses.

      (iii) Notwithstanding subsection (ii), no amount will be payable in respect of exercised RSUs at any time when the Executive is still an employee of the Company (or any of its affiliates). If any payment in respect of exercised RSUs that would otherwise be made hereunder is prohibited by the preceding sentence, such payment will be made as soon as practicable after the


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

      Executive's termination of employment with the Company (and all of its affiliates). Similarly, if the commencement of any series of installment payments that would otherwise have started hereunder is so prohibited, such installment payments will begin as soon as practicable after the Executive's termination of employment with the Company (and all of its affiliates) and will be paid over the length of time originally elected.

      (d) Restrictions on Transferability of RSUs. The RSUs granted hereunder may not be transferred or assigned by the Executive other than by will or the laws of descent and distribution or by gratuitous transfer or assignment by the Executive to any individual, trust or other entity that is a "Permissible Transferee" as defined in the Company's policy on transferable stock options (as in effect from time to time).

      (e) Noncompetition Covenant.

      (i) The Executive agrees that, during the two year period immediately following the Executive's termination of employment with the Company (and all of its affiliates), the Executive will not, without the written consent of the Company, provide substantial services (whether as an employee, officer, director or consultant) to any business organization or other entity that is a Competitor of the Company (or its affiliates). For this purpose, a "Competitor" means a national or regional bank or financial services provider with significant national or regional market share, that provides services or products that compete with services or products provided by the Company (or its affiliates) in geographical areas where the Company (or its affiliates) provides such services or products. Thus, by way of illustration and not by way of limitation, the Executive's performing substantial services for a small community bank after his termination of employment from the Company (and its affiliates) would not violate this noncompetition covenant. In addition, it will not be a violation of this noncompetition covenant for the Executive to continue serving as a member of any board of directors that the Executive is serving on as of the date of the execution of this Agreement.

      (ii) The Company's sole remedies if the Executive violates the foregoing subsection (i) will be (A) the forfeiture by the Executive of all unexercised RSUs and the forfeiture of any unpaid amounts in respect of exercised RSUs and/or (B) the Company's seeking and enforcing an order from a court of competent jurisdiction, which order compels the Executive's specific performance of the Executive's obligations under such subsection (i) but which does not require payment of monetary damages or penalties by the Executive (other than monetary penalties that may be assessed by the court against the Executive for contempt in disobeying such a court order). No such forfeiture will occur or such an order sought by the Company until the Executive has been provided with written notice, authorized by the Board, of the conduct alleged to have violated subsection (i) and the alleged conduct continues for more than 15 days after receipt of such written notice by the Executive. No such notice will be authorized by the Board until the Executive has been provided with an opportunity to be heard by the Board concerning such alleged violation and a 60% majority of the Board has voted in favor of authorizing such notice.

      (iii) Notwithstanding subsections (i) and (ii) above, this subsection (f) shall immediately terminate and shall have no further effect upon the occurance in Change-in-Control of the Company.

      (f) Other Compensation. The Executive acknowledges that the RSUs awarded herein are


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

intended to replace any and all stock options that would or might have been awarded to the Executive after December 17, 1997. Except as specified in the preceding sentence, it is intended that award of RSUs, and the Company's acquisition and maintenance of a life insurance policy under Section 3, shall not replace or supersede any compensation or benefits to which Executive is entitled, under the Restated Agreement or otherwise, or preclude the Board in its discretion from awarding other forms or amounts of compensation to Executive.

      (g) Nature of Company's Obligation. Nothing in this Agreement will be construed to create a trust or to obligate the Company to segregate a fund, purchase an insurance contract or other investment, or in any other way currently to fund the future payment of amounts due in respect of RSUs. The rights of the Executive or any other person to the payment of amounts in respect of RSUs hereunder will be solely those of a general, unsecured creditor of the Company.

      Notwithstanding the preceding paragraph, the Company may establish a trust of which it is treated as the owner under Section 671 of the Internal Revenue Code (a "Grantor Trust") (or may utilize an existing such trust established by the Company) for the payment of amounts due in respect of RSUs, subject to such terms and conditions as the Company may deem necessary or advisable to insure that benefits are not includible, by reason of such Grantor Trust, in the taxable income of the Executive or other recipient before actual payment, and that the existence of the trust does not cause the benefits provided by this
Section 2 of the Agreement to be considered funded for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). However, in the event of a Change-in-Control of the Company, the Company will establish a Grantor Trust (or utilize an existing such trust) to fund the payment of amounts due in respect of RSUs hereunder (subject to the claims of the Company's creditors). The Company will contribute to such trust an amount equal to the sum of (A) the Exercise Value of all unexercised RSUs as if the date of the Change-in-Control of the Company were the date of exercise of all such unexercised RSUs, and (B) the amount payable in respect of all exercised RSUs as if the date of the Change-In-Control of the Company were the date for payment. On a periodic basis thereafter (not less frequently than quarterly), the Company will redetermine the contribution amount called for under the preceding sentence as if the redetermination date were a Change-in Control of the Company, and will contribute an amount equal to the increase (if any) between the amount as so redetermined and the amount determined as of the original Change-in-Control of the Company or the most recent previous redetermination.


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

      3. Split Dollar Life Insurance Policy.

      (a) Acquisition and Premium Payment. As soon as practicable after the date of this Agreement, the Company will acquire a life insurance policy (the "Policy") providing a death benefit of at least the Death Benefit described below upon the death of the survivor of the Executive or the Executive's wife, Suzanne Murray (his "Wife"). The Company will select a reputable and financially sound insurance company or companies to issue the Policy (if the Company selects more than one insurance company to issue a life insurance contract pursuant to the requirements of this subsection (a), all such life insurance contracts are referred to collectively as the Policy herein). When the Policy is acquired, an attachment identifying the Policy will be attached to this Agreement. The Company will pay all premiums necessary to acquire the Policy and maintain it in force, and will if requested provide evidence of such payment to the Executive. Unless pursuant to subsection (b) next below the Executive's vested interest is reduced to zero, the Company shall be unconditionally obligated to pay premiums for the Policy when due in order to keep the Policy in force. Except as specifically provided in subsection (b)(i) below, the requirements of this
Section 3 shall not be subject to, or conditioned upon, the Executive's performance under this Agreement. Further, the Company's obligation to pay premiums shall not be subject to any right of setoff or counterclaim that the Company may have, for any reason, against the Executive.

      The "Death Benefit" shall equal:

            (i)   $20 million; plus

            (ii) An additional $25 million in the event that the Death Benefit is includable in the estate of the Executive or his Wife for federal estate tax purposes as a result of the Executive and his Wife both dying within three years after the Executive has irrevocably assigned his rights under this Section 3 pursuant to subsection (g) below, but only on the following conditions:

                  (A) The Company is able to obtain insurance coverage for this three year period in such additional amount, by rider or otherwise. The Company will use its best efforts to obtain such coverage. For this purpose, "best efforts" does not impose or imply any cap on the amount the Company will pay as an additional premium for such coverage; and

                  (B) The Executive completes such an irrevocable assignment within ten business days after the day he receives notice that the Policy has been delivered to the Company.

      (b) Vesting.

            (i) If prior to August 1, 2001, the Executive voluntarily terminates employment with the Company (and all of its affiliates) without Good Reason or the Executive is terminated by the Company for Cause, the Executive's vested interest in the Death Benefit will equal zero.

            (ii) If the Executive continues in the employment of the Company (or any of its


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

      affiliates) until August 1, 2001, or if prior to that date either the Executive terminates employment with the Company due to death or Disability or for Good Reason, or the Executive's employment is terminated by the Company without Cause, or a Change-in-Control of the Company occurs, the Executive's vested interest will be the right to payment of the Death Benefit under the Policy upon the death of the survivor of the Executive and his Wife.

      (c) Company's Ownership Interest. The Company will be the owner of record of the Policy and will endorse the right to designate the beneficiary (and contingent beneficiary) of and the settlement option for payment of the Death Benefit to the Executive or the Executive's assignee. The Company agrees to complete, execute and file with the issuer of the Policy such forms of endorsement, designation of beneficiary or other documentation necessary to effectuate such endorsement as to the portion of the Policy death benefit equal to the Death Benefit (subject to the provisions of this Agreement). Unless the Executive has irrevocably assigned his interest under the Policy, the Executive will have the right to designate the beneficiary or beneficiaries and the settlement option for payment of such death benefits. The Company shall have sole ownership interest in that portion of the Policy's death benefit that is in excess of the amount endorsed to the Executive's beneficiary or the beneficiary of the Executive's assignee hereunder.

      Except as provided herein, the Company may exercise all ownership rights under the Policy. Unless the vested amount of death benefit becomes zero in accordance with subsection (b)(i) next above, the Company will not exercise ownership rights in a way that will or could result in the reduction of the death benefits payable upon the death of the survivor of Executive or his Wife to the Executive's beneficiary or to Executive's assignee's beneficiary below the Death Benefit. In addition, the Company will not sell, assign, transfer, surrender or cancel the Policy, or take any other action with respect to the Policy that would be inconsistent with the Company's obligations under this
Section 3 or that could reasonably be expected to jeopardize the payment of the Death Benefit to the Executive's beneficiary or the Executive's assignee's beneficiary hereunder (subject to the subsection (b)(i) above).

      (d) Tax Gross-Up Payments. The Company will pay to the Executive (or his Wife or, if applicable, his or her estate or any trust or other assignee of the Executive's right, title and interest pursuant to subsection (g) below) each year an amount equal to (i) the federal and (if applicable) state income taxes owed by such taxpayer on the imputed income under applicable tax rules generated by the Company's payment of premiums with respect to the Policy, (ii) any federal and (if applicable) state income taxes owed as a result of the payments under this subsection (d).

      (e) Purchase of Policy. If the Executive terminates employment with the Company (and all its affiliates) as described in subsection (b)(i) above, the Executive (or the assignee of the Executive's interest) will for a period of 60 days after the date of such termination have the right to purchase the Policy from the Company. The purchase price for the Policy will be the amount of the premium payments made by the Company hereunder, reduced by any dividends or loan proceeds received by the Company under the Policy, with interest on such advanced amount at the prime rate of Fleet National Bank (or its successor) in effect from time to time. Upon receipt of such purchase price, the Company shall transfer all of its right, title and interest in and to the Policy to the Executive (or his assignee) by the execution and delivery of an appropriate instrument of transfer.

      If the Executive (or his assignee) fails to exercise such right to purchase within such 60-day period, then the Company may exercise all of its ownership rights in the Policy in its unfettered


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

discretion, including but not limited to the right to surrender the Policy, and neither the Executive or his assignee shall have any further interest in and to the Policy under this Agreement.

      (f) Insurer Not a Party. The insurance company issuing the Policy shall be fully discharged from its obligations under the Policy by payment of the Policy death benefit to the beneficiary or beneficiaries named in the Policy, subject to the terms and conditions of the Policy (including any endorsement thereon filed with the insurance company). In no event shall the insurance company be considered a party to this Agreement, or any modification or amendment hereof.

      (g) Assignment by Executive. Notwithstanding any provision hereof to the contrary, the Executive shall have the right absolutely and irrevocably to assign by gift all of his right, title and interest under this Section 3 of the Agreement. This right shall be exercisable by the execution and delivery to the Company of a written assignment. Upon receipt of such written assignment executed by the Executive, the Company shall thereafter treat the Executive's assignee as the sole owner of all of the Executive's right, title and interest under Section 3 of this Agreement and in and to the Policy. Thereafter, the Executive shall have no right, title or interest under Section 3 of this Agreement or the Policy, all such rights being vested in and exercisable only by such assignee.

      (h) ERISA matters. The provisions of this subsection (h) shall apply only if and to the extent that it is determined that the benefits provided under this
Section 3 constitute an employee welfare benefit plan for purposes of ERISA.

            (i) The Company is hereby designated as the named fiduciary under this Section 3. The named fiduciary shall have authority to control and manage the operation and administration of this Section 3, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Section 3.

            (ii) Any claim for a benefit under this Section 3 will be reviewed and determined under procedures that satisfy the applicable requirements of ERISA and regulations thereunder for the determination of claims.

      4. Miscellaneous.

      (a) Tax Gross Up. In the event that, as a result of the vesting of RSUs in accordance with Section 2 or the vesting of the Executive's interest in the Policy in accordance with Section 3 in connection with a Change-in-Control of the Company, it is determined that any payment in respect of such RSUs or any amount in respect of the Policy is subject to any excise tax under Sections 280G and 4999 of the Internal Revenue Code, such payment or amount will be treated as a "Payment" under Section 9 of the Restated Agreement (which Section 9, as in effect on the date hereof, is incorporated herein by reference, but only with respect to any payment or amount that is treated as a "Payment" under this subsection (a), and provided that such incorporation by reference will not result in any duplication of Gross-up Payments if both this Agreement and the Restated Agreement are in effect


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

when a Change-in-Control of the Company occurs), and the Executive shall be entitled to receive a "Gross-up Payment" in accordance with such Section 9.

      (b) Binding on Successors. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Company and its successors and assigns and the Executive, the Executive's heirs, executors, administrators, and permitted assigns.

            The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

      (c) Tax Withholding. The Company will withhold (or cause to be withheld) from any payment due hereunder all taxes required by law to be withheld, and any amounts specified for payment under this Agreement will be reduced by all such required tax withholdings.

      (d) No Assignment. Except as specifically provided for hereunder, neither the Executive nor any beneficiary or Permitted Transferee will have any power or right to transfer, assign, anticipate or otherwise encumber any benefit or amount payable under this Agreement, nor shall any such benefit or amount payable be subject to seizure or attachment by any creditor of the Executive or a beneficiary or Permitted Transferee, or to any other legal, equitable or other process, or be liable for, or subject to, the debts, liabilities or other obligations of the Executive or any beneficiary or Permitted Transferee, except as may otherwise be required by law.

      The Executive's obligations hereunder are personal and shall not be assigned by the Executive.

      (e) Attorneys' Fees. The Company agrees to pay the Executive's reasonable attorneys' fees if the Executive, in the Executive's reasonable judgment, determines that it is necessary to engage counsel to represent the Executive in protecting the Executive's rights (or those of an assignee of Executive) under this Agreement. The Company further agrees that its obligations under this subsection (e) are additional contractual obligations to the Executive (in accordance with their terms) and the Company will pay the Executive's reasonable attorneys' fees as required by this subsection (e) even if the benefit in dispute is one that is determined to be subject to ERISA, and the Company also agrees that it will not in such a circumstance assert that its obligations under this subsection (e) are preempted by ERISA.

      (f) Surviving Provisions. The parties intend that this Agreement shall be enforceable as written. However, if any portion or provision of this Agreement is declared illegal or unenforceable to any extent by a court of competent jurisdiction, if is intended that the remainder of this Agreement will not be affected thereby and that each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.


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

      (g) Notices. All notices and communications required or permitted to be given hereunder shall be given by delivering the same in hand, by mailing the same by certified or registered mail, return receipt requested, postage prepaid, or by prepaid overnight carrier, as follows:

            If to the Company:

            Fleet Financial Group, Inc.
            One Federal Street
            Boston, MA  02110
            Attn:  William C. Mutterperl, Esq.

            If to the Executive:

            Terrence Murray
            274 Benefit Street
            Providence, RI  02903

or to such other address as either party shall have furnished to the other party in writing in accordance with this subsection.

      (h) Captions and Headings; Definitions. All captions and headings in this Agreement are intended solely for the convenience of the parties, and shall not affect the meaning or construction of any provision hereof.

      Any term defined in any section of this Agreement will have the same meaning when used anywhere else in this Agreement unless expressly provided otherwise.

      (i) Amendment. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns.

      (j) Controlling Law. This Agreement shall be construed under and governed in all respects by the law of the State of Rhode Island, without reference to principles of conflicts of laws.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement.

                                    FLEET FINANCIAL GROUP, INC.


                                    By: /s/ William C. Mutterperl
                                        -------------------------------



                                    /s/ Terrence Murray
                                    -----------------------------------
                                    Terrence Murray


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